Exhibit 99.1

FOR IMMEDIATE

RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.

Vice President –Treasurer

(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Preliminary Results of Tender Offers and Consent Solicitations for 11 1/8% Senior Notes due 2014 and 14 1/2% Senior Discount Notes due 2014

BURLINGTON, NEW JERSEY, February 23, 2011 –Burlington Coat Factory Warehouse Corporation (“BCF”) announced today the preliminary results for its previously announced cash tender offer (the “BCF Offer”) for any and all of its $305,000,000 aggregate principal amount of outstanding 11 1/8% Senior Notes due 2014 (CUSIP/ISIN Nos. 121579AB2/ US121579AB28) (the “BCF Notes”) and Burlington Coat Factory Investments Holdings, Inc. (“Holdings” and, together with BCF, “Burlington Coat Factory”) announced today the preliminary results for its previously announced cash tender offer (the “Holdings Offer” and, together with the BCF Offer, the “Offers”) for any and all of its $99,309,000 aggregate principal amount at maturity of outstanding 14 1/2% Senior Discount Notes due 2014 (CUSIP/ISIN Nos. 121577AB6/ US121577AB61) (the “Holdings Notes” and together with the BCF Notes, the “Notes”).

Burlington Coat Factory also announced the results for its previously announced concurrent consent solicitations for proposed amendments to the indentures under which the related Notes were issued. The Offers and the consent solicitations are made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated February 9, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal”).

According to the information provided by Global Bondholder Services Corporation, the depositary and information agent for the Offers, approximately $218,288,000 aggregate principal amount of the BCF Notes and approximately $99,309,000 aggregate principal amount of the Holdings Notes were validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on February 23, 2011 (with respect to each of the BCF Notes and the Holdings Notes, the “Consent Deadline”). BCF received consents from holders of approximately 72% of the BCF Notes, and Holdings received consents from holders of 100% of the Holdings Notes as of the Consent Deadline. Withdrawal rights for the Notes tendered in the Offers and the related consents delivered in the Offers expired as of the Consent Deadline.

The consents received are sufficient to effect the proposed amendments to the indentures governing the Notes. BCF and Holdings, as applicable, and the respective trustees under the indentures governing the respective Notes are expected to enter into a supplemental indenture that will, once operative, eliminate substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of BCF or Holdings, as applicable, to merge, consolidate or sell all or substantially all of their properties or assets contained in each indenture and the related Notes. The supplemental indentures will not become operative unless and until the early payment date occurs, which, subject to the satisfaction of the conditions set forth in the Offer to Purchase, is expected to occur promptly following the early acceptance of the Notes for payment.

Each Offer will expire at midnight, New York City time, on Wednesday, March 9, 2011, unless extended or earlier terminated (such date and time with respect to an Offer, as the same may be extended for such Offer, the “Expiration Time”).

The complete terms and conditions of each Offer are set forth in the Offer to Purchase and the Letter of Transmittal that are being sent to holders of the Notes. Holders are urged to read the Offer to Purchase and the Letter of Transmittal carefully

Burlington Coat Factory has engaged Goldman, Sachs & Co. as Dealer Manager and Solicitation Agent for the Offers and consent solicitations. Persons with questions regarding the Offers or the consent solicitations should contact Goldman, Sachs & Co. at (800) 828-3182 or collect (212) 855-9063. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the Offers and consent solicitations, at (212) 430-3774 (for banks and brokers) or (866) 795-2200 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The Offers and consent solicitations are being made pursuant to the Offers and consent solicitation documents, including the Offer to Purchase that BCF and Holdings are distributing to holders of the Notes. The Offers and consent solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of BCF, Holdings, the Dealer Manager and Solicitation Agent, the Information Agent and Depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offers or deliver their consent to the proposed amendments.

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. Burlington Coat Factory currently serves its customers through its 459 stores in 44 states and Puerto Rico. For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the payment of total consideration and tender offer consideration, and the elimination of restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of BCF or Holdings, as applicable, to merge, consolidate or sell all or substantially all of their properties or assets contained in the indentures governing the Notes. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, completion of the tender offers and the receipt of consents sufficient to approve the proposed amendments to the indentures governing the Notes and other factors that may be described from time to time in our filings with the Securities and Exchange Commission. For any of these factors, Burlington Coat Factory claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. You are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Burlington Coat Factory disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.